IQST - IQSTEL Reports Preliminary First-Half 2026 Revenue of $207 Million, Positioning the Company to Surpass a Half-Billion-Dollar Annual Revenue Run Rate and Exceed an $8 Million EBITDA Run Rate

Preliminary first-half 2026 net revenue reached approximately $207 million, compared to $130 million in the same period of 2025, representing approximately 59% year-over-year growth.

NEW YORK, NY – July 16th, 2026 – IQSTEL Inc. (NASDAQ: IQST), a rapidly growing multinational technology company providing telecommunications, fintech, AI-powered communications, cybersecurity, and digital infrastructure services, today announced preliminary net revenue of approximately $207 million for the first six months of 2026, compared to $130 million during the same period of 2025, representing approximately 59% year-over-year growth.

The Company noted that its business has historically generated stronger revenue during the second half of the year, making the first-half performance particularly encouraging and reinforcing management’s confidence in delivering another transformational year.

Accelerating Toward a New Scale

Following the expected closing of the previously announced acquisition of Ultranet during this quarter of 2026, IQSTEL expects to surpass a half-billion-dollar annual revenue run rate, representing another significant milestone in the Company’s evolution.

The Ultranet acquisition is also expected to substantially strengthen IQSTEL’s profitability profile, positioning the Company to exceed an $8 million annual EBITDA run rate while further improving operating leverage and cash generation.

“Our first-half performance demonstrates the strength of our business model and the successful execution of our growth strategy,” said Leandro Jose Iglesias, Chairman and CEO of IQSTEL. “Achieving approximately 59% revenue growth during what has traditionally been our slower operating season gives us tremendous confidence heading into the second half of the year.”

“With the expected completion of the Ultranet acquisition this quarter, we believe IQSTEL will enter a new chapter, surpassing a half-billion-dollar annual revenue run rate while significantly expanding profitability. More importantly, we are building a company designed for sustained long-term value creation.”

From Telecom Operator to Global Digital Services Platform

IQSTEL’s strategy extends well beyond revenue growth. The Company has been transforming itself into a global technology platform capable of commercializing next-generation digital services through the relationships it has built with telecommunications operators and enterprise customers worldwide.

Through its global commercial infrastructure, IQSTEL estimates that its platform has a potential reach of approximately 2.3 billion end users, creating a unique opportunity to distribute high-value digital services on a global scale.

The Company continues expanding its IQSTEL Digital Services division, focusing on solutions including:

  Artificial Intelligence (AI) communications
  Cybersecurity services
  Fintech solutions
  Digital content distribution
  Enterprise digital applications
  Additional high-margin digital technologies

Management believes this commercial reach, combined with its international carrier relationships and global operational footprint, represents one of IQSTEL’s most valuable strategic assets.

Looking Ahead

Management remains focused on executing several strategic priorities during the remainder of 2026, including:

  Completing the acquisition of Ultranet during the third quarter.
  Surpassing a half-billion-dollar annual revenue run rate.
  Exceeding an $8 million annual EBITDA run rate.
  Continuing the expansion of IQSTEL Digital Services.
  Leveraging its commercial platform with a potential reach of approximately 2.3 billion end users.
  Continuing to evaluate strategic acquisitions that strengthen profitability and expand the Company’s global technology platform.

The Company expects to provide additional updates regarding the Ultranet acquisition and its financial outlook as milestones are achieved.

About IQSTEL Inc.

IQSTEL Inc. (NASDAQ: IQST) is a global telecom and technology company operating in 21 countries with over 600 Telecommunication Carrier Interconnections. The company delivers international voice, SMS, messaging, connectivity, and mobile financial services to telecom operators and enterprise customers worldwide. Built through a decade of organic growth and strategic acquisitions, IQSTEL is now expanding into AI-powered communications and cybersecurity through its RealityBorder.com AI Division and Cycurion partnership.

For more information, please visit www.IQSTEL.com.

Official Investors Landing Page: www.landingpage.iqstel.com

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. Words such as "anticipate," "believe," "estimate," "expect," "intend", "could" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully market our products and services; our continued ability to pay operating costs and ability to meet demand for our products and services; the amount and nature of competition from other telecom products and services; the effects of changes in the cybersecurity and telecom markets; our ability to successfully develop new products and services; our ability to complete complementary acquisitions and dispositions that benefit our company; our success establishing and maintaining collaborative, strategic alliance agreements with our industry partners; our ability to comply with applicable regulations; our ability to secure capital when needed; and the other risks and uncertainties described in our prior filings with the Securities and Exchange Commission.

These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and IQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

Media and Investor Relations:

Ethan Walfish

Head of Investor Relations

IQSTEL Inc.

300 Aragon Avenue, Suite 375

Coral Gates, FL 33134

Email: ir@iqstel.com